Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 384 to the Registration Statement (Form N-1A; File No. 333-147622) of Invesco Actively Managed Exchange-Traded Fund Trust of our report dated July 31, 2017, with respect to the financial statements and financial highlights of the Guggenheim Ultra Short Duration Bond ETF (one of the series constituting Claymore Exchange-Traded Fund Trust ) (the “Predecessor Fund”) included in the Annual Report to shareholders for the fiscal year ended May 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia
February 27, 2019